SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement.

☐	Confidential, for use of the commission only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive proxy statement.

☒	Definitive additional materials.

☐	Soliciting material under Rule 14a-12.

WAYNE HUMMER INVESTMENT TRUST

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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WAYNE HUMMER® ASSET MANAGEMENT COMPANY

300 South Wacker Drive

Chicago, IL 60606-6607

local 312.431.1700 / toll free 800.621.4477

www.whummer.com

Dear Wayne Hummer Growth Fund Shareholder:

You recently received proxy materials relating to the proposed merger of Wayne Hummer Growth Fund into Federated Kaufmann Fund. The Board of the Wayne Hummer Investment Trust considered the proposed merger very carefully and concluded that the reorganization is in the best interest of the shareholders.

Perhaps the most significant advantage of this proposal is that Federated Kaufmann Fund has a long history of strong investment returns and maintains investment objectives very similar to those of the Wayne Hummer Growth Fund. To familiarize you with the Federated Kaufmann Fund, I have enclosed information describing the fund and its performance history.

The Federated Kaufmann Fund has been offering investors a consistent style of management for 20 years. Its two original managers, Hans Utsch and Lawrence Auriana, have a combined total of more than 80 years of Wall Street experience. The entire Federated Kaufmann investment team comprises 15 investment professionals, including portfolio managers and seasoned research analysts and traders with backgrounds including M.D., M.B.A., and J.D. degrees as well as CFA accreditations.

Among the benefits of the merger, some are particularly compelling:

•	The proposed transaction is designed to be tax-free to shareholders.

•	The transaction is structured so that you will not be subject to paying sales charges (“loads”) on any future purchases of Federated Kaufmann Fund shares that you may make. Furthermore, you may exchange your Federated Kaufmann Fund shares for shares of any other fund managed by Federated without incurring sales charges.

•	The Federated Kaufmann Fund offers numerous service features and distribution resources to the shareowners of the Fund, as well as the ability to exchange into an increased array of investment alternatives.

Founded in 1955, Federated is a mutual fund pioneer, a member of the S&P 500 Index and one of the nation’s largest mutual fund managers with assets under management exceeding $213 billion as of year end. They offer a broad array of investment options—136 mutual funds comprising stock, bond and money market funds in virtually every style and asset class.

I urge you to consider the proposal carefully and hope that you will agree with the Board’s recommendation and vote your proxy in favor of the proposal. If you have questions, please contact your Wayne Hummer Financial Advisor or call me directly.

Sincerely,

/s/ Thomas J. Rowland
Thomas Rowland, CFA President, Wayne Hummer Growth Fund

Overall Morningstar Rating™

based on risk adjusted total return

out of 803 Funds in Mid-Cap Growth

Category as of 12/31/05

The overall rating is derived from a weighted average of the fund’s three-, five-, and ten-year average annual returns, as applicable.

Fund Description

Seeks to provide investors with capital appreciation by investing principally in stocks of companies that are reasonably priced and exhibit positive growth.

Reasons To Invest In This Fund

•	Uses a bottom-up approach to portfolio management, with an emphasis on individual stock selection rather than trying to time the highs and lows of the market.

•	Invests primarily in small to mid-size companies that have grown rapidly and profitably. Many of these are already leaders in their industries.

•	Consistent management from the original portfolio managers.

•	Good choice for retirement savings.

Nasdaq Symbols

KAUAX	Class A Shares
KAUBX	Class B Shares
KAUCX	Class C Shares

Top Holdings (%)

Advance Auto Parts, Inc.	4.7
PetSmart, Inc.	2.9
CB Richard Ellis Services	2.8
LG Philips LCD Co. Ltd.	2.4
INAMED Corp.	2.3
Cytyc Corporation	1.6
Central European Media Enterprises Ltd., Class A	1.4
Nuveen Investments, Class A	1.3
FedEx Corp.	1.2
MEMC Electronic Materials	1.2

These holdings are not indicative of future portfolio composition. Because this is a managed portfolio, the investment mix will change.

Average Annual Total Returns (%) as of 12/31/05			Performance shown is before tax.

	Performance Inception	Cumulative 3 Month	1 Year	5 Year	10 Year	15 Year	Since Inception
Net Asset Value
Class A Shares	2/21/86	4.04	10.84	9.26	11.39	16.75	14.25
Class B Shares	2/21/86	3.77	10.09	8.69	10.94	16.44	14.01
Class C Shares	2/21/86	3.76	10.08	8.69	10.82	16.17	13.67
Lipper Mid-Cap Growth Funds Average		3.03	9.79	(0.48)	8.05	11.58	N/A

Maximum Offering Price
Class A Shares	2/21/86	(1.68)	4.74	8.03	10.76	16.31	13.92
Class B Shares	2/21/86	(1.60)	4.59	8.40	10.94	16.44	14.01
Class C Shares	2/21/86	1.76	7.98	8.47	10.71	16.09	13.61

Performance data quoted represents past performance which is no guarantee of future results. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than the original cost.

Mutual fund performance changes over time and current performance may be lower or higher than what is stated. To view performance current to the most recent month-end and after tax returns, visit our Web site at FederatedInvestors.com, “Products” section or call 1-800-341-7400.

Maximum Offering Price figures reflect the maximum sales charges of 5.5% for Class A Shares and 1% for Class C Shares and the maximum contingent deferred sales charges of 5.5% for Class B Shares and 1% for Class C Shares. See the prospectus for other fees and expenses that apply to a continued investment in the fund.

Growth Over Time	Performance shown is for Class A Shares at NAV.

If you had invested $10,000 on the fund’s performance inception (2/21/86) and reinvested all distributions, here’s how your account would have grown by 12/31/05, as compared to its Lipper Funds Average.

Small company stocks may be less liquid and subject to greater price volatility than large capitalization stocks.

See reverse for important definitions and disclosures.

Not FDIC Insured • May Lose Value • No Bank Guarantee

Federated Kaufmann Fund

Class A, B and C Shares

Portfolio Data

Fund Team

Lawrence E. Auriana Hans P. Utsch Jonathan Art Mark Bauknight

Fund Statistics

Total Assets (all share classes)	$8.4 billion
Class A Shares
Newspaper Listing	KaufmannA

Benchmark

Russell Midcap® Growth Index

Morningstar Category

Mid-Cap Growth

For more complete information about Federated Kaufmann Fund or any other Federated fund, please call your investment professional for prospectuses. You should consider the fund’s investment objectives, risks, charges and expenses carefully before you invest. Information about these and other important subjects is in the fund’s prospectus, which you should read carefully before investing. You may also visit FederatedInvestors.com for current fund-specific market commentary and a prospectus.

All information is as of 12/31/05 unless otherwise noted.

Year End Returns (%) as of 12/31

	2005	2004	2003	2002	2001
Net Asset Value
Class A Shares	10.84	14.30	45.08	(21.41)	7.78
Class B Shares	10.09	13.65	44.18	(21.69)	7.37
Class C Shares	10.08	13.65	44.17	(21.69)	7.37

•	Past performance is no guarantee of future results.

•	The holdings percentages are based on net assets at the close of business on 12/31/05 and may not necessarily reflect adjustments that are routinely made when presenting net assets for formal financial statement purposes.

•	Morningstar Style Boxes are based on the fund’s portfolio as of 12/31/05. Placement within the Morningstar® Equity Style Box™ is based on two variables: relative median market capitalization and relative price valuations (price-to-book and price-to-earnings) of the fund’s portfolio holdings. All of these numbers are drawn from the fund portfolio holding figures most recently entered into Morningstar’s database and the corresponding market conditions.

•	Lipper Averages represent the average total returns reported by all mutual funds designated by Lipper, Inc. as falling into the respective categories indicated. These figures do not reflect sales charges. Data Source: Lipper, a Reuters Company. Copyright 2006 © Reuters. All rights reserved. Any republication or redistribution of Lipper content, including by caching, framing or similar means, is expressly prohibited without the prior written consent of Lipper. Lipper shall not be liable for any errors or delays in the content, or for any actions taken in reliance thereon. The data contained herein has been obtained from company reports, financial reporting services, periodicals and other resources believed to be reliable. Although carefully verified, data on compilations is not guaranteed by Lipper, Inc. – a Reuters Company and may be incomplete. No offer or solicitations to buy or sell any of the securities herein is being made by Lipper.

•	Total return represents the change in value of an investment after reinvesting all income and capital gains. Total return would have been lower in the absence of temporary expense waivers or reimbursements.

•	For each fund with at least a 3-year history, Morningstar calculates a Morningstar Rating™ based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a fund’s monthly performance (including the effects of sales charges, loads, and redemption fees), placing more emphasis on downward variations and rewarding consistent performance. The top 10% of funds in each category receive 5 stars, the next 22.5% receive 4 stars, the next 35% receive 3 stars, the next 22.5% receive 2 stars and the bottom 10% receive 1 star. (Each share class is counted as a fraction of one fund within this scale and rated separately, which may cause slight variations in the distribution percentages.) The Overall Morningstar Rating for a fund is derived from a weighted-average of the performance figures associated with its 3-, 5- and 10-year (if applicable) Morningstar Rating metrics. Ratings are for Class A Shares; other classes may have different performance characteristics. For the 3-year period ended 12/31/05, the fund received 3 stars, and was rated among 803 funds. Past performance is no guarantee of future results.

•	The fund is the successor to the Kaufmann Fund, Inc. (Kaufmann Fund) pursuant to a reorganization that took place on April 23, 2001. Prior to that date, the fund had no investment operations. Accordingly, the performance information provided is historical information of the Kaufmann Fund, but has been adjusted to reflect the maximum sales charge and expenses applicable to the fund’s Class A, B, and C Shares.

•	Growth Over Time performance is for the fund’s Class A Shares. Figures do not reflect the 5.5% maximum sales charge. The fund also offers additional share classes whose performance will vary due to differences in charges and expenses.

•	Russell Midcap® Growth Index measures the performance of those Russell Midcap companies with higher price-to-book ratios and higher forecasted growth values. The stocks are also members of the Russell 1000 Growth Index. Investments cannot be made directly in an index.

•	Morningstar Category identifies funds based on their actual investment styles as measured by their underlying portfolio holdings over the past three years. If the fund is less than three years old, the category is based on the life of the fund. ©2006 Morningstar, Inc. All Rights Reserved. The information contained herein: (1) is proprietary to Morningstar and/or its content providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information. Past performance is no guarantee of future results.

•	Non-deposit investment products are not federally insured, involve investment risk, may lose value and are not obligations of or guaranteed by any bank or credit union.

Federated Investors, Inc. Federated Investors Tower 1001 Liberty Avenue Pittsburgh, PA 15222-3779

Contact us at FederatedInvestors.com or call 1-800-341-7400.
G02086-78 (1/06)	Federated Securities Corp., Distributor Federated is a registered mark of Federated Investors, Inc. 2006 ©Federated Investors, Inc.

For long-term growth potential, consider a mutual fund with an extended history of competitive performance: Federated Kaufmann Fund.

Federated Kaufmann Fund vs. Benchmark and Lipper Average

Average Annual Total Returns (%) as of 12/31/05

		1 Year	5 Year	10 Year	15 Year	Since Inception (2/21/86)
Federated Kaufmann Fund Class A	NAV	10.84	9.26	11.39	16.75	14.25
	Load	4.74	8.03	10.76	16.31	13.92

Federated Kaufmann Fund Class K	NAV	10.84	9.27	11.55	16.97	14.49
	Load	10.62	9.23	11.53	16.96	14.48

Russell Midcap Growth Index	NAV	12.10	1.38	9.27	12.24	N/A

Lipper Mid-Cap Growth Funds Average	NAV	9.79	(0.48)	8.05	11.58	N/A

Class K Lipper Mid-Cap Growth Category based on total return		240th of 553	10th of 348	15th of 126	1st of 44	N/A N/A

Conclusion: Federated Kaufmann Fund has outperformed:		57% of its peers	97% of its peers	88% of its peers	100% of its peers	N/A N/A

Performance data quoted represents past performance which is no guarantee of future results. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Performance at Load reflects 5.5% maximum sales charge for Class A shares and a 0.20% redemption fee for the Class K shares.

Mutual fund performance changes over time and current performance may be lower or higher than what is stated. For current to the most recent month end performance and after tax returns, visit FederatedInvestors.com or call 1-800-341-7400.

•	Impressively long track record

Federated Kaufmann Fund has a 20-year performance history. That means the fund has existed longer than nearly 95% of the equity funds available today.* The $8.4-billion fund has weathered all types of markets—both bull and bear—and emerged with a strong, long-term total return record.

•	Consistent and highly experienced management

Federated Kaufmann Fund’s portfolio managers, Hans Utsch and Lawrence Auriana, have managed the fund since its inception 20 years ago. Larry and Hans have more than 80 years of combined investment experience, and have been partners for over 26 years, while co-portfolio managers Jonathan Art and Mark Bauknight have more than 33 years of combined investment experience.

NOT FDIC INSURED • MAY LOSEVALUE • NO BANK GUARANTEE

•	Hands-on, bottom-up stock selection—a proven process

The fund’s managers insist on extensive, face-to-face meetings with a company’s management before investing. The management team uses a bottom-up approach, analyzing each stock individually.

•	Excellent diversifier for your portfolio

Broad diversification among more than 335 securities and across multiple sectors within the equity market helps reduce risk.

Own a portfolio of potential high-growth companies. Ask your investment representative for more information on Federated Kaufmann Fund.

For more complete information, visit FederatedInvestors.com or contact your investment professional for prospectuses. You should consider the fund’s investment objectives, risks, charges, and expenses carefully before you invest.

Information about these and other important subjects is in the fund’s prospectus, which you should read carefully before investing.

Source: Lipper, Inc.

Lipper Averages represent the average total returns reported by all mutual funds designated by Lipper, Inc. as falling into the respective categories indicated. These figures do not reflect sales charges.

Total returns represent the change in the value of an investment after reinvesting all income and capital gains. Total return would have been lower in the absence of temporary expense waivers or reimbursements.

See the prospectus for other fees and expenses that apply to a continued investment in the fund.

The fund offers additional classes of shares. Performance for these classes will differ due to differences in charges and expenses.

Russell Midcap Growth Index measures the performance of those Russell Midcap companies with higher price-to-book ratios and higher forecasted growth values. These stocks are also members of the Russell 1000 Growth Index. Investments cannot be made directly in an index.

The fund is the successor to The Kaufmann Fund, Inc. (Kaufmann Fund) pursuant to a reorganization that took place on April 23, 2001. Prior to that date, the fund had no investment operations. Accordingly, the performance information provided is historical information of the Kaufmann Fund, but has been adjusted to reflect the maximum sales charge and expenses applicable to the fund’s Class A Shares and Class K Shares. The fund also offers other share classes whose performance will vary due to differences in the charges and expenses. Performance shown is before tax.

Small company stocks may be less liquid and subject to greater price volatility than large capitalization stocks.

*	Source: Morningstar, Inc. ©

Diversification does not assure a profit nor protect against loss.

Federated Investors, Inc. Federated Investors Tower 1001 Liberty Avenue Pittsburgh, PA 15222-3779

Contact us at FederatedInvestors.com or call 1-800-341-7400.

34277 (2/06)

Federated Securities Corp., Distributor	Federated is a registered mark of Federated Investors, Inc. 2006 ©Federated Investors, Inc.

When you need real growth companies in your portfolio.

When You Need Real Growth

Companies in Your Portfolio

If you have virtually any long-term financial goal, you need to invest for growth.

Especially for critical, costly, long-term financial goals like a child’s college education, your own secure retirement, or building wealth. Even if you’re about to retire or already retired, you need some growth to help your portfolio keep up with the continually rising costs of everyday life over time.

Stocks issued by small and medium-size companies give you a classic opportunity to invest for a potentially higher level of growth than large-company stocks.

Some companies offer the potential for growth based on little more than a good idea. You need to invest for growth—real growth—by owning solid, well-researched companies with strong, long-term prospects, bought at a reasonable price. Companies that you can be comfortable holding over time. Companies selected by one of the most respected, experienced and stable management teams in the entire financial services industry, with an 19-year track record of success.

You need to consider owning Federated Kaufmann Fund.

Past performance is no guarantee of future results. Diversification does not assure a profit nor protect against loss.

Small company stocks may be less liquid and subject to greater price volatility than large capitalization stocks.

Real growth opportunities, from real companies with real earnings

Federated Kaufmann Fund is managed to bring you what all prudent growth investors want: real companies (not just good ideas or concepts) with real earnings at a reasonable price.

Intensive, personal research strives to uncover the best opportunities on your behalf.

The fund’s management team visits literally hundreds of companies each year. And they don’t merely sit through company presentations; they intensively question and scrutinize the management of each company to determine its true potential.

A history of success is the common denominator among the fund’s holdings.

This strategy is designed to create a Federated Kaufmann Fund portfolio of solid growth companies with successful track records that appear to have clear competitive advantages in their respective markets. These companies are growing rapidly and profitably (some are already leaders in their industries), and have the potential to reward investors over the long term.

Here are just a few examples of the kinds of “real” growth companies you can own through Federated Kaufmann Fund.

The pet population is growing at twice the rate of the human population in the U.S.

And Americans don’t hesitate about spending money on their pets. That’s one of the reasons the fund owns the leading pet supply company in the country—PetSmart (2.9% of net assets).

The average age of automobiles on the road is increasing as consumers tend to keep their cars longer—and buy more used cars. That’s why the fund owns the leading auto parts distributor—Advance Auto Parts, Inc. (4.7% of net assets).

America’s huge baby-boom generation is hitting the home stretch, and companies that provide “repair services” are well-positioned. That’s why the fund owns a global powerhouse in aesthetics products and dermatological medicine—INAMED Corp. (2.3% of net assets).

The holdings discussed are not indicative of future portfolio composition. Because this is a managed portfolio, the investment mix will change. The holdings percentages are based on net assets at the close of business on 12/31/05 and may not necessarily reflect adjustments that are routinely made when presenting net assets for formal financial statement purposes.

Experienced, Respected and Stable Management

“We avoid the short-term traps of trying to forecast the economy, interest rates or the direction of the market. We also avoid making decisions based on ideologies or philosophies. Instead, we select stocks for our shareholders through a strategy that never goes out of style: intensive, fundamental research—company by company.”

LEFT: HANS P. UTSCH

Senior Portfolio Manager

RIGHT: LAWRENCE E. AURIANA

Senior Portfolio Manager

Rely on a respected, experienced and stable growth stock team.

With portfolio managers Lawrence E. Auriana and Hans P. Utsch at the helm, the Federated Kaufmann Fund team brings you one of the most respected and experienced growth teams in the industry. Larry and Hans have more than 80 years of combined investment experience, and have been partners for over 27 years, while co-portfolio managers Jonathan Art and Mark Bauknight have more than 35 years of combined investment experience.

Larry and Hans, along with several members of the management team, have dedicated most of their careers to managing Federated Kaufmann Fund. That means the fund’s management has been in place longer than 95% of all other equity funds available today (Source: Morningstar Principia 11/30/05). Through the years, the team has experienced charging bulls and challenging bears. Yet through it all, they have guided the fund to a strong performance record.1

In building their team, Larry and Hans have assembled 11 seasoned research analysts (their backgrounds include M.D., M.B.A. and J.D. degrees as well as CFA designations). Each is a veteran; Larry and Hans aren’t interested in managing a “teaching fund” where new analysts can cut their teeth. So you can be confident that the professionals managing Federated Kaufmann Fund won’t be learning on your time—and money.

[1]	Past performance is no guarantee of future results.

19 Years of Competitive Performance

Federated Kaufmann Fund has rewarded shareholders with a 19-year history of competitive performance vs. its peer group and the broad market.

19-Year Growth of Initial $10,000 Investment

This graph shows the growth of a $10,000 investment in Federated Kaufmann Fund - Class A Shares on 2/28/1986 through 12/31/2005 compared to a $10,000 investment in the Russell Midcap® Growth Index and the S&P 500 Index over the same period. Performance is for the fund’s Class A Shares. Figures do not reflect the 5.5% maximum sales charge.

Source: Thomson Financial Company

Please see back cover for index definitions and additional disclosure.

In fact, for the 19 annual periods since 1986, Federated Kaufmann Fund shareholders have experienced only three down years – compared to four down years experienced by the broad stock market as measured by the Standard & Poor’s 500 Index.

Average Annual Total Returns (%) as of 12/31/05

	1-Year	5-Year	10-Year	15-Year	Since Inception 2/21/86
Federated Kaufmann Fund - Class A Shares
Net Asset Value	10.84	9.26	11.39	16.75	14.25
Maximum Offering Price	4.74	8.03	10.76	16.31	13.92
Lipper Mid-Cap Growth Funds Average	9.79	(0.48)	8.05	11.58	N/A
Russell Midcap® Growth Index	12.10	1.38	9.27	12.24	N/A

Performance data quoted represents past performance which is no guarantee of future results. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Performance at maximum offering price includes the maximum 5.5% sales charge. Mutual fund performance changes over time and current performance may be lower or higher than what is stated. For current to the most recent month-end and after-tax returns, visit FederatedInvestors.com or call 1-800-341-7400.

After 3/31/06, see the fact sheet that accompanies this brochure for the most recent quarter-end performance.

Federated Kaufmann Fund is the successor to The Kaufmann Fund, Inc. pursuant to a reorganization that took place on April 23, 2001. Prior to that date, the fund had no investment operations. Accordingly, the performance information provided is historical information of the Kaufmann Fund, but has been adjusted to reflect the maximum sales charge or contingent deferred sales charge and expenses applicable to the fund’s Class A Shares.

Please see back cover for index definitions and additional disclosure.

Federated Kaufmann Fund

We invite you to learn more about the advantages of investing for real growth through this fund.

For more complete information about Federated Kaufmann Fund, please call your investment professional, visit FederatedInvestors.com or call 1-800-341-7400 for a prospectus. You should consider the fund’s investment objectives, risks, charges and expenses carefully before you invest. Information about these and other important subjects is in the fund’s prospectus which you should read carefully before investing.

Real Growth at Work

Whatever your stage in life, Federated Kaufmann Fund can put real growth to work in your portfolio.

If you’re a Conservative investor…

Retirement is within sight. Or you may already be retired. At this stage in your life, you’re sensitive about preserving the value of your principal. Still, your money may have to last a long time, and keep up with the rising costs of everyday life. And you want to maintain or grow the value of the estate you pass on to your heirs. That’s why a small percentage of stocks, including Federated Kaufmann Fund, can help your overall portfolio combat inflation–a conservative investor’s greatest enemy over time.

If you’re a Moderate investor…

You’re in your peak earning years, and your future goals may include one or more college educations and, further ahead, retirement. A position in Federated Kaufmann Fund can complement your large-company stock holdings in the growth portion of your portfolio.

If you’re an Aggressive investor…

If your financial goals are distant, you have the time to take full advantage of the stock market’s long-term performance potential and ride out short-term volatility. That’s why your portfolio may be most heavily invested in stocks, and Federated Kaufmann Fund can play a significant role in pursuing the long-term growth you need.

Of course, these portfolios are examples only. Consult your investment professional to determine how Federated Kaufmann Fund can best fit your portfolio.

Investment Solutions for Every Stage of Life

At Federated,® our mission is to help investors weather the ups and downs of the financial marketplace by delivering style-consistent investment products, including domestic and international equity, fixed income and money market mutual funds, closed-end funds and a variety of separately managed accounts.2

Since our founding in 1955, Federated has played a pioneering role in the financial industry, creating one of the first government, as well as high yield and municipal bond funds. Over the years, we’ve honed our disciplined investment process to become one of the nation’s largest investment managers. Our seasoned professionals remain committed to fundamental research and work together to manage portfolios with the goal of outperforming benchmarks over market cycles.

As an experienced money manager, we understand the importance of diversification and allocation in reducing overall portfolio volatility. No matter what the market environment or your stage of life, we offer an array of investment options—from growth to value to income—to balance your portfolio. We continue to develop competitive and innovative products to meet investors’ evolving financial needs.

Ask your financial advisor for more information on Federated’s investment solutions to customize an investment strategy and begin meeting your financial goals today.

S&P 500 Index is an unmanaged capitalization-weighted index of 500 stocks designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries. Investments cannot be made directly in an index.

Russell Midcap® Growth Index measures the performance of those Russell Midcap companies with higher price-to-book ratios and higher forecasted growth values. The stocks are also members of the Russell 1000® Growth Index. Investments cannot be made directly in an index.

Lipper Averages represent the average total returns reported by all mutual funds designated by Lipper, Inc. as falling into the respective categories indicated. These figures do not reflect sales charges. Data Source: Lipper, a Reuters Company. Copyright 2006 © Reuters. All rights reserved. Any republication or redistribution of Lipper content, including by caching, framing or similar means, is expressly prohibited without the prior written consent of Lipper. Lipper shall not be liable for any errors or delays in the content, or for any actions taken in reliance thereon. The data contained herein has been obtained from company reports, financial reporting services, periodicals and other resources believed to be reliable. Although carefully verified, data on compilations is not guaranteed by Lipper, Inc.— a Reuters Company and may be incomplete. No offer or solicitations to buy or sell any of the securities herein is being made by Lipper.

Additional classes of shares are available. Performance for these classes will vary due to differences in charges and expenses. Total return represents the value of an investment after reinvesting all income and capital gains. Total return would have been lower in the absence of temporary expense waivers or reimbursements.

Non-deposit investment products are not federally insured, involve investment risk, may lose value and are not obligations of or guaranteed by any bank or credit union.

If used after 3/31/06, this guide must be preceded or accompanied by a current fund fact sheet.

Diversification does not assure a profit nor protect against loss.

[2]	Separately managed account options are available through Federated Investment Counseling, a registered investment advisor.

Not FDIC Insured • May Lose Value • No Bank Guarantee

Federated Investors, Inc. Federated Investors Tower 1001 Liberty Avenue Pittsburgh, PA 15222-3779 1-800-341-7400 FederatedInvestors.com 27045 (2/06)
Federated Securities Corp., Distributor	Federated is a registered mark of Federated Investors, Inc. 2006 ©Federated Investors, Inc.

7

Reprinted from BARRON’S

January 9, 2006	© 2006 Dow Jones & Company, Inc. All Rights Reserved.

The Nifty 19

By Lawrence C. Strauss

Bill Miller, portfolio manager of the Legg Mason Value Trust, has beaten the S&P 500 in each of the past 15 years. An awesome run for sure. • But, although his smarts, instincts and stock-picking prowess have made him an icon among investors, Miller isn’t alone in achieving impressive success in that span. With the aid of Lipper, the fund-research outfit, Barron’s has identified 19 Bill Beaters. • Before identifying them, a look at our methodology: Rather than examine calendar-year returns, we had Lipper examine 15-year annualized total returns–the average yearly gain, with reinvestment, for each fund from Jan. 1, 1991, to Dec. 31, 2005. We avoided sector and international funds, focusing on U.S. diversified equity portfolios. • Why look at average returns, rather than absolute year-by-year numbers, which might have shown some funds beating Miller and the market in, say, 12 of the years we examined, and finishing behind him in three? Simply because, for long-term investors, what counts is the final number–not the gyrations in between. • “You don’t have to beat the market every year to post a great long-term record,” says Don Phillips, a managing director of Morningstar, in an e-mail message after looking at the screen’s results. “Allowing a manager to be out-of-step with the market occasionally may well increase your odds of beating the market over time, as you can’t beat the market unless you’re willing to do something different.”

Miller declined to be interviewed for this article. However, the record of the Legg Mason Value Trust (ticker: LMVTX) speaks for itself, with a 15-year annual return of 16.44%, placing it in the top 5% of the 511 diversified funds that operated throughout the period. (Last year’s market tested Miller and his team, but they squeaked out another victory. The fund’s 5.32% return surpassed the S&P’s by 0.41 of a percentage point.)

The list includes a lot of small-cap and value portfolios, or combinations thereof, along with a handful of growth funds. One fund, DFA U.S. Micro Cap (DFSCX), run by Dimensional Fund Advisors, has index-like qualities, though Lipper puts it in its small-cap core category. Another, Laudus Rosenberg U.S. Small Cap (USCIX), is a quant fund.

Many of these funds have veteran managers, including Marty Whitman of Third Avenue Value (TAVFX), who looks for distressed debt and other beaten-down value plays, and Saul Pannell, who runs Hartford Capital Appreciation (HIACX), which is in Morningstar’s large-cap blend category.

Miller certainly is a veteran himself, having started working at Value Trust in 1982. Unafraid to make big bets–his fund’s top 10 holdings account for nearly half of its portfolio–he tends to hold positions for long stretches, reflecting his strong convictions. His top holdings in the fourth quarter included Sprint Nextel (S), UnitedHealth Group (UNH) and Amazon.com (AMZN).

Not everyone was impressed by our findings. William Bernstein, a noted financial writer whose books include The Four Pillars of Investing, is skeptical. “About the best you can say about most of these guys is that they understand transactional expenses and have been able to capture their asset-class returns,” Bernstein says in an e-mail, referring to the actively managed funds. Indeed, many of these funds sport low turnover, which ultimately saves shareholders money because transaction costs erode returns.

No. 1 on our list is FPA Capital (FPPTX), a small-cap value fund run by Robert Rodriguez since 1984, with an annualized return of 19.99%. It’s followed by Fidelity Low Priced Stock (FLPSX), 18.84%, skippered by Joel Tillinghast, and Calamos Growth (CVGRX), 18.33%, whose managers include John P. Calamos Sr. and Nick P. Calamos.

The Calamos fund notwithstanding, many of these funds have a small-cap value bias. “Small-cap value was by far and away the best asset class for the past 15 years,” Bernstein says. What makes Miller’s accomplishment all the more impressive is that his fund tilts heavily toward large-cap stocks, which have been largely been out of favor since 2000.

To be sure, the list isn’t a pure apples-to-apples comparison, as not all of the managers have run their funds since 1991. But about 11 of the 19 funds surpassing Value Trust have at least one manager who has been around since then.

One is Rodriguez, who, not finding many investment opportunities these days, has raised FPA Capital’s cash position to 41%. (The fund, by the way, is closed to new investors.)

Its annual turnover rate is 16%, according to Morningstar. In running the fund, Rodriguez makes bold sector calls, but doesn’t try to time the market. Currently, retailing stocks account for about 20% of the portfolio; energy, 18%.

The key to the fund’s long-term outperformance?

“Concentration in sectors, concentration in individual companies and low turnover,” says Rodriguez, whose record also has been helped by the deft way his investment team played the tech bubble, taking profits and mostly getting out before the major carnage hit in 2000.

In fact, FPA Capital, along with many others on our list, sidestepped the worst of the horrors of 2000 to early 2003. Value Trust lost money each year from 2000 to 2002, but still beat the market.

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FPA Capital lost 3.08% in 2000, then gained 38.1% in 2001, besting the S&P by 50 percentage points. The following year, it lost nearly 4%—still 18 percentage points better than the market’s performance.

Comments Morningstar’s Phillips: “Avoiding big mistakes is key to generating long-term wealth.”

No. 2 Fidelity Low Priced Stock has been helmed by Tillinghast since its inception in 1989. With $36 billion under management, the fund, closed to new investors, is in Morningstar’s mid-cap blend category.

“Here’s a manager who’s consistently been able to deliver outperformance versus his benchmark in thick and thin markets,” says James Lowell, editor of The Rankings Service, an independent manager ranking system. Tillinghast, Lowell observes, is adept at running the fund in all markets, though his “strength has always been climbing out from the depths of a recession.” Case in point: 2002. That year, the fund lost 6.2%—a disappointing showing that nonetheless bested the S&P 500’s by nearly 16 percentage points and placed the fund in the top 8% of its Morningstar category.

In our fourth spot is Heartland Value (HRTVX), which trolls for micro-and small-cap stocks. Its 15-year annual return is 18.14%. Its standard deviation–a widely used measure of a portfolio’s riskiness–is 16.63%, at the upper end of our group’s 12.67%-to-22.78% range.

“This fund, since its inception at the end of 1984, has always been focused on the smallest of the small,” says Bill Nasgovitz, its most senior portfolio manager. “If you’re looking for capital gains in the U.S. equity market, that’s the place to be.” He maintains that small-caps offer plenty of inefficiencies, partly because the Street doesn’t follow many of them.

The managers favor low-debt companies with price-earnings ratios, based on forward earnings, below 14. Although the fund has a very good long-term record, its 2005 return of 2% puts it near the bottom of Morningstar’s small-cap value group.

Nasgovitz has taken a hit on another front, namely accusations by the SEC that he and others in the firm defrauded investors, in part by misrepresenting the value of two high-yield bond funds. The firm, which no longer manages the funds, has denied the allegations and is contesting the matter in court.

There are few growth funds on the list. Phillips notes that Calamos Growth and Federated Kaufmann (KAUFX), which has two longtime managers in Hans Utsch and Lawrence Auriana, dumped tech stocks when they became overheated, preferring more “consumer-driven” stocks. “That one move will keep them on the long-term performance leaders list for years to come,” says Phillips.

Calamos, part of a publicly traded asset-management firm in the Chicago area, Calamos Asset Management (CLMS), has extensive experience in analyzing convertible securities. Kerry O’Boyle, a Morningstar fund analyst, says this has helped it in gauging the pros and cons of stocks. He adds that the fund isn’t a growth-at-a-reasonable price disciple: “They will pay up for growth if they think that growth can continue.”

The fund, which has a 15-year annual return of 18.33%, held up well in the bear market, rising 26.6% in 2000 and losing 7.7% and 15.9% in the following two years, but still besting the S&P. Earlier, it captured a lot of the tech boom’s upside, returning nearly 78% in 1999 alone.

One fund that does seek growth at a reasonable price is Mairs & Power Growth (MPGFX), which George Mairs ran for many years before retiring in 2004. His successor, William B. Frels, had worked closely with him. Its 15-year annual return is 16.62% with a standard deviation of 12.67, lowest on our list.

“Valuation matters to them,” says O’Boyle, “but it’s a fundamentals-driven shop where they really want to know the inner workings of a company.” That’s one reason why the fund, based in St. Paul, has invested heavily in Minnesota companies like Target (TGT) and 3M (MMM).

Muhlenkamp Fund (MUHLX), run by Ronald Muhlenkamp since 1988, has a 15-year annual return of 17% and a standard deviation of 17.5%. Sticking to its value approach, the portfolio trailed the S&P 500 in 1998 and 1999, but it has surpassed the benchmark every calendar year since.

Putting a premium on companies with a high return on equity and a low P/E ratio, Muhlenkamp says it’s crucial to understand the investing climate and “to own things suitable to that climate.” In 2000, even though the Fed was raising short-term rates, Muhlenkamp started buying financial stocks, convinced that the U.S. would have “a normal cyclical recession,” not something worse, as the doomsayers were predicting. He started nibbling at homebuilders in 2001. More recently, the fund has benefited from cigarette maker Altria Group (MO), plus energy stocks Anadarko Petroleum (APC) and Devon Energy (DVN).

As for Bill Miller’s Legg Mason Value Trust, its 10-year annual return was 15.19%, placing it in the top 20%. Its five-year annual return is a more pedestrian 4.48%, although that’s still in the top 30%.

Morningstar’s Phillips maintains that the screen highlights Miller’s accomplishments, even if 19 funds placed ahead of the Value Trust. “If the next 15 years favor large over small and growth over value, it’s a safe bet most of these funds won’t be on this list in 2021,” he asserts. “Miller, however, very well might.” ■

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Top of the Heap

Over 15 years, these funds have outpaced Bill Miller’s Legg Mason Value Trust–one of the industry’s benchmarks for excellent performance.

Rank	Fund	Ticker	Assets* ($bil)	Annual Tot Ret	Std Dev	Manager Name	Start Date	Open to New Invest
1	FPA Capital	FPPTX	2.1	20.0%	19.2	Robert L. Rodriguez	1984	No
2	Fidelity Lw-Prcd Stk	FLPSX	36.5	18.8	12.8	Joel Tillinghast	1989	No
3	Calamos:Growth;A	CVGRX	12.6	18.3	22.8	Calamos	1990	Yes
4	Heartland:Value	HRTVX	1.6	18.1	16.6	Nasgovitz	1984	Yes
5	Columbia Acorn;Z	ACRNX	10.4	18.0	15.1	McQuaid/Mohn	1978	Yes
6	ICM Small Co;Inst	ICSCX	1.6	17.6	14.0	Robert McDorman	1989	Yes
7	Hartfd:Cap App HLS;IA	HIACX	0.4	17.5	17.3	Saul Pannell	1991	No
8	DFA US Micro Cap	DFSCX	3.9	17.1	19.7	Team Managed	N/A	Yes
9	Merrill Value Oppty;I	MASPX	1.0	17.1	17.6	R. Elise Baum	2002	Yes
10	Muhlenkamp	MUHLX	3.0	17.1	17.5	Ron H. Muhlenkamp	1988	Yes
➢11	Federated Kaufmann;K	KAUFX	4.0	16.9	19.7	Auriana/Utsch	1986	Yes
12	H&W:Small Cap Value;I	HWSIX	0.6	16.9	17.0	Jim Miles	1996	No
13	Janus Sm Cap Val;Inst	JSIVX	1.2	16.9	15.3	Perkins/Perkins	1985	No
14	Neuberger Genesis;Inv	NBGNX	1.9	16.9	13.4	D’Alelio/Vale	1994	No
15	Laudus Ro US SC;Inst	USCIX	0.9	16.8	15.0	William Ricks	1999	No
16	Wasatch:Core Growth	WGROX	1.7	16.7	18.1	J.B. Taylor	1999	No
17	Mairs & Power Growth	MPGFX	2.5	16.6	12.7	William B. Frels	1999	Yes
18	Third Avenue:Value	TAVFX	6.7	16.5	12.9	Martin J. Whitman	1990	Yes
19	Skyline:Special Eq	SKSEX	0.5	16.5	15.4	William Fiedler	2001	Yes
20	Legg Mason Val Tr;Prm	LMVTX	19.5	16.4	17.9	Bill Miller	1982	Yes

Total return and standard deviation are for Dec. 31, 1990, through Dec. 31, 2005.  *Assets are as of Nov. 30, 2005.

Sources: Lipper; Morningstar

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For more complete information, visit FederatedInvestors.com or contact your investment professional for prospectuses. You should consider the fund’s investment objectives, risks, charges and expenses carefully before you invest. Information about these and other important subjects is in the fund’s prospectus, which you should read carefully before investing.

Average Annual Total Returns (%) as of 12/31/05

	1 Year	5 Year	10 Year	15 Year	Since Inception (2/21/86)
Federated Kaufmann Fund Class A
NAV	10.84	9.26	11.39	16.98	14.25
LOAD	4.74	8.03	10.76	16.54	13.92

Federated Kaufmann Fund Class K
NAV	10.84	9.27	11.55	16.97	14.49
LOAD	10.62	9.23	11.53	16.95	14.48

Performance data quoted represents past performance which is no guarantee of future results.

Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Performance at Load reflects 5.5% maximum sales charge for Class A shares and a 0.20% redemption fee for the Class K shares. Mutual fund performance changes over time and current performance may be lower or higher than what is stated. For current to the most recent month-end performance and after-tax returns, visit FederatedInvestors.com or call 1-800-341-7400.

The fund is the successor to the Kaufmann Fund, Inc. (Kaufmann Fund) pursuant to reorganization that took place effective on April 23, 2001. Prior to that date, the fund had no investment operations. Accordingly, the performance information provided is historical information of the Kaufmann Fund, but has been adjusted to reflect the maximum sales charge of 5.5% and expenses applicable to the fund’s Class A shares and Class K shares.

Total return represents the change in the value of an investment after reinvesting all income and capital gains.

Total return would have been lower in the absence of temporary expense waivers or reimbursements.

See the prospectus for other fees and expenses that apply to a continued investment in the fund.

The fund offers additional classes of shares. Performance for these classes will differ due to differences in charges and expenses.

Small company stocks may be less liquid and subject to greater price volatility than large capitalization stocks.

This is not meant to promote any other mutual funds discussed in the article.

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